THIRD RESTATED ELECTRIC POWER AND ENERGY
                SUPPLY AND TRANSMISSION AGREEMENT


                             between


                  THE CITY OF GILLETTE, WYOMING

                               and

               BLACK HILLS POWER AND LIGHT COMPANY



















Date:  January 1, 1998
                         TABLE OF CONTENTS

                                                             Page


1.       RECITALS AND DEFINITIONS. . . . . . . . . . . . . . . .1
         1.1    Recitals . . . . . . . . . . . . . . . . . . . .1
         1.2    Definitions. . . . . . . . . . . . . . . . . . .2

2.       TERM. . . . . . . . . . . . . . . . . . . . . . . . . .3

3.       SALE OF CAPACITY AND ENERGY . . . . . . . . . . . . . .4
         3.1    Base Load Capacity Obligation. . . . . . . . . .4
         3.2    Base Load Energy Obligation. . . . . . . . . . .4
         3.3    Backup Supply Service. . . . . . . . . . . . . .4
         3.4    Capacity and Energy Technicalities . . . . . . .5
         3.5     Metering. . . . . . . . . . . . . . . . . . . .5
         3.6    Coal Agreements. . . . . . . . . . . . . . . . .5

4.       POWER AND ENERGY RATE SCHEDULES AND REGULATION. . . . .6

5.       OTHER SOURCES OF CAPACITY AND ENERGY. . . . . . . . . 12

6.       POINT OF DELIVERY, INTERCONNECTION, FACILITIES, AND METERS12
         6.1    Point of Metering. . . . . . . . . . . . . . . 12
         6.2    Point of Interconnection and Delivery. . . . . 12
         6.3    Calibrate Meters . . . . . . . . . . . . . . . 12
         6.4    Rights of Way. . . . . . . . . . . . . . . . . 13
         6.5    Facilities to be Provided by Gillette. . . . . 13

7.       NETWORK INTEGRATION TRANSMISSION SERVICE AGREEMENT. . 14

8.       CONTRACT REFORMATION. . . . . . . . . . . . . . . . . 14
         8.1    Contract Reformation Charge. . . . . . . . . . 14
         8.2    Conditional Contract Reformation Charge. . . . 15

9.       IMPOSSIBILITY OF PERFORMANCE. . . . . . . . . . . . . 16

10.      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . 16

11.      FILING WITH FERC. . . . . . . . . . . . . . . . . . . 17

12.      SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . 17

13.      NOTICE. . . . . . . . . . . . . . . . . . . . . . . . 18

14.      COMPLETE AGREEMENT. . . . . . . . . . . . . . . . . . 18

        THIRD RESTATED ELECTRIC POWER AND ENERGY SUPPLY
                   AND TRANSMISSION AGREEMENT


    This Third Restated Electric Power and Energy Supply and Transmission Agreement, dated as of January 1, 1998 ("Agreement"), is entered into between the City of Gillette, a municipal corporation of Gillette, Wyoming ("Gillette"), and Black Hills Power and Light Company, an assumed business name of Black Hills Corporation, a South Dakota corporation ("Black Hills"), as a restatement of the Second Restated Electric Power and Energy Supply and Transmission Agreement, dated as of February 28, 1995 ("Second Restated Agreement"), which agreement superseded the Restated Electric Power and Energy Supply and Transmission Agreement, dated as of December 21, 1987 ("First Restated Agreement"), which Agreement superseded the Electric Power and Energy Supply and Transmission Agreement, dated as of August 6, 1985 ("Original Agreement").



  1.RECITALS AND DEFINITIONS.

     1.1 Recitals. Gillette operates a municipal electric system within its city and therefore requires electric current for its own uses and for resale to operate that system. Black Hills is engaged in the business of generation, transmission, distribution and sale of electric capacity and energy at retail and wholesale for resale. Black Hills furnishes electric transmission services and electric capacity and energy service to Gillette for its own use and to be resold in the operation of its municipal electric system pursuant to the terms and provisions of the Second Restated Agreement, which was accepted for filing with the Federal Energy Regulatory Commission.

    The purpose of this Agreement is to restate the Second Restated Agreement. At such time regulatory requirements are satisfied as set forth in Section 11, this Agreement supersedes and replaces the Second Restated Agreement.

     1.2 Definitions. The terms "capacity" and "energy" used in this Agreement refer to electric capacity and electric energy, respectively.

         "Backup Supply Service"refers to Black Hills providing Gillette capacity which Black Hills is not otherwise obligated to provide per this Agreement, the Network Integration Transmission Service Agreement, or any other agreement between Black Hills and Gillette.

         "Base Load Capacity" is Black Hills' obligation to furnish Gillette capacity as set forth in Section 3.1.

         "Base Load Energy" is Black Hills' obligation to furnish Gillette energy as set forth in Section 3.2.

         "Black Hills' Transmission System" is the facilities owned, controlled or operated by Black Hills as defined in the Transmission Tariff.

         "Conditional Contract Reformation Charge" is the payment due from Gillette to Black Hills consistent with Section 8.2.

         "Contract Reformation Charge" is the payment due from Gillette to Black Hills consistent with Section 8.1.

         "Gillette's Requirements" refers to Gillette's entire electric capacity and energy requirements needed for local distribution for resale purposes and for its own use and shall include Gillette's Successors and Assigns' entire electric capacity and energy requirements for distribution within the city limits of Gillette as those limits exist from time to time; provided, however, that if Gillette annexes territory, Gillette's requirements will not include any electric capacity and energy requirements until such time as Gillette (or its Successors and Assigns) serves such requirements.

         "Gillette's Successors and Assigns" are those persons, corporations, cooperatives or any other entities to whom Gillette sells or leases any portion or all of its municipal electric system or with whom Gillette contracts, the effect of which allows those persons, corporations or entities to sell capacity and energy to customers for consumption within the city limits of Gillette as those limits exist from time to time.

         "Good Utility Practice" is any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

         "Network Integration Transmission Service Agreement" is the agreement under which transmission services are provided to Gillette by Black Hills.

         "Total Demand" is the total of Gillette's and Gillette's Successors and Assigns' highest average demand measured in kilowatts to satisfy Gillette's Requirements. For the purpose of determining any Backup Supply Service under Exhibit A, measurement shall be based on fifteen-minute intervals.

         "Transmission Tariff" is Black Hills' FERC pro forma Open Access Tariff on file with the FERC as Black Hills Power and Light Company Open Access Transmission Tariff, Original Volume No. 2, as the same may be amended or replaced from time to time.

    Other defined terms and phrases used in this Agreement are set forth throughout this Agreement where such terms and phrases are first used.


    2.   TERM.

    The term ("Term") of this Agreement shall comprise an initial period from the date of this Agreement until and including June 30, 2012, and shall continue thereafter until and unless terminated by either party giving to the other party notice in writing not less than seven years prior to the termination of said initial period or of any succeeding Contract Year, unless the parties agree in writing to a shorter notice period. For the purposes of this Agreement, a "Contract Year" of this Agreement ends the thirtieth day of every June of the Term.


    3.   SALE OF CAPACITY AND ENERGY.

     3.1 Base Load Capacity Obligation. Black Hills shall sell and Gillette shall purchase Base Load Capacity in the amount of 23,000 KW during each month of the Term.

     3.2 Base Load Energy Obligation. Black Hills shall sell and Gillette shall purchase all energy needs of Gillette measured in kilowatt hours associated with all kilowatts of Base Load Capacity as if those kilowatts were the first kilowatts needed from day to day for Gillette's Requirements.

     3.3 Backup Supply Service. Black Hills shall have no obligation to supply firm capacity and energy to Gillette beyond that capacity and energy required under Sections 3.1 and 3.2. In the event that Black Hills furnishes Gillette capacity to meet a portion of Gillette's Requirements beyond the capacity required to be provided by Black Hills under Section 3.1 of this Agreement, the Network Integration Transmission Service Agreement or any other agreement entered into between Black Hills and Gillette, Black Hills shall charge and Gillette shall pay, on a monthly basis, the Backup Supply Service charge provided for in Exhibit A of this Agreement. No charge for Backup Supply Service shall be payable unless the entity responsible for scheduling a Gillette-supplied resource fails to meet scheduled energy deliveries as arranged between Black Hills and the entity responsible for such scheduling. Energy accompanying such additional capacity will be billed consistent with Exhibit A.

     3.4 Capacity and Energy Technicalities. All capacity and energy delivered under this Section 3 shall be three phase, alternating current, approximately
60 hertz, at a nominal voltage of 69,000 volts or such higher voltage as may be agreed to by the parties.

     3.5 Metering. Black Hills shall provide one 69 kV meter and associated equipment. Gillette shall furnish all other meters and associated equipment required to measure the portion of the Total Demand and the portion of the capacity and energy furnished from sources other than from Black Hills. Gillette shall provide telemetering equipment so as to allow Black Hills to monitor demand and energy from Gillette's Total Demand. All equipment furnished by Gillette and its installation shall be subject to Black Hills' approval.

     3.6 Coal Agreements. Coal prices to be paid by Black Hills to its affiliated coal supplier, Wyodak Resources Development Corp. ("Wyodak Resources"), for the coal supply for Black Hills' interest in existing coal-fired power plants shall be determined by the Coal Supply Agreement for Neil Simpson Unit #2, dated as of February 12, 1993 ("Coal Agreement"), a copy of which is attached hereto as Exhibit B. The parties agree that, for purposes of Black Hills' charges to Gillette, the methodology set forth in Exhibit B to determine the coal prices for the affiliated transactions between Black Hills and Wyodak Resources will be deemed to result in just and reasonable prices, will be deemed to yield a fair return to Wyodak Resources for such sales to its affiliate and will be deemed to result in charges to Gillette under this Agreement that are not unreasonable or unjust.


     4.POWER AND ENERGY RATE SCHEDULES AND REGULATION.

    Gillette shall pay Black Hills monthly upon invoices submitted for all electric capacity and energy supplied hereunder pursuant to the rates, charges, terms and conditions set forth in Exhibit A attached hereto and made a part of this Agreement as if specifically set forth herein and upon all other terms and conditions in this Agreement. It is understood and agreed that this Agreement and the rates charged hereunder are subject to the regulatory jurisdiction of FERC, a regulatory commission of the United States, pursuant to the Federal Power Act (16 U.S.C. Section 791a et seq.) and all rules and regulations pertaining thereto, all as amended from time to time.

         (a) Black Hills and Gillette agree that, except as provided in Section 4(b) below and as authorized in Exhibit A, the provisions of this Agreement and the rate schedules attached as Exhibit A will not be changed unless Black Hills and Gillette agree to such a change in writing. The parties have bargained at arm's length in good faith and on equal terms for economic benefits to each party which are closely interrelated and which produce an overall result which is considered by the parties to be just and reasonable. Therefore, the parties agree that, except as provided in Section 4(b) below, in any, proceeding, however initiated, whether under Section 206 of the Federal Power Act or under any law or regulation which now is or may hereafter be applicable, relating to any attempt to alter, change or amend the rates, charges, penalty provision, terms and conditions set forth in this Agreement (including Exhibit A), the standards which relate to the burden of proof required for FERC or any regulatory body to alter the terms of a contract without agreement of the parties thereto as expressed in FPC v. Sierra Pacific Power Co., 350 U.S. 348 (1956) and
              United Gas Pipe Line Co. v. Mobile-Gas Service Corp., 350 U.S. 332 (1956), (commonly referred to as the Sierra-Mobile doctrine in subsequent case holdings) shall apply with respect to the parties. However, such standards shall not prevent FERC from using a "just and reasonable" standard either sua sponte or pursuant to a complaint from persons or entities who are not a party to this Agreement at such times and under such circumstances as FERC deems appropriate in order to protect the interests of nonparties. Each of the parties to this Agreement covenants that it will not encourage any nonparty through monetary assistance or otherwise to institute any legal proceeding, including a complaint under Section 206 of the Federal Power Act to cause this Agreement to be applied and administered in any way that would result in any modification of the charges to be made hereunder.

         (b) Except as limited by the provisions of Sections 4(c) and 4(d), below, Black Hills shall have the right from time to time for the purpose of establishing just and reasonable rates and achieving a reasonable return to Black Hills to make application unilaterally to FERC under Section 205 of the Federal Power Act (16 U.S.C. Section 824d) and pursuant to FERC's rules and regulations promulgated thereunder for a change or adjustment in the dollar levels of the rates and charges set forth in Exhibit A and any superseding schedule upon delivering a written notice thereof to Gillette. Any such changes or adjustments shall become effective on the date specified therein, subject to suspension or other action duly taken by FERC, and without final approval by FERC. Except as limited by Sections 4(c) and 4(d), below, Gillette has the right under Section 205 of the Federal Power Act (16 U.S.C. Section 824d) and rules and regulations thereunder to oppose any such change or adjustment proposed by Black Hills and also has the right at any time to unilaterally make application to FERC under Section 206 of the Federal Power Act (16 U.S.C. Section 824e) and pursuant to FERC's rules and regulations promulgated thereunder for a change or adjustment in the dollar levels of the rates and charges set forth in Exhibit A and any superseding schedule. The formula to be applied in determining the Backup Supply Service charge in Exhibit A shall not be subject to change under this Section 4(b).

         (c) Other than where specifically authorized in Exhibit A, Black Hills shall not change or adjust the dollar levels of the rate and charges set forth on Exhibit A prior to January 1, 2002, provided, however, Black Hills may tender with the FERC a filing prior to January 1, 2002, that proposes an effective date of January 1, 2002; and Gillette shall not contest, the dollar levels of the rates and charges set forth in Exhibit A prior to January 1, 2003, provided, however, Gillette may tender with the FERC a filing prior to January 1, 2003, that proposes an effective date of January 1, 2003, except Gillette may tender a filing with the FERC earlier if a Black Hills filing is made prior to January 1, 2003. Notwithstanding the previous sentence, if prior to January 1, 2002, either of the following events occurs:

              (i) the annualized inflation rate for any consecutive 12-month period ending on the last day of the month after the date of this Agreement is 8 percent or more based upon the Producers Price Index published by the Bureau of Labor Statistics in its monthly report entitled "Producers, Prices, and Price Indexes" (if the publication is discontinued, a similar publication of the Bureau of Labor Statistics), or

              (ii) any damage occurs after the date of this Agreement to Black Hills' owned or leased generating plant which costs more than $5,000,000 to repair.

              Black Hills may file for an increase to take effect prior to January 1, 2002, and Gillette may oppose such increase as provided in Section 4(b).

         (d) The parties hereto agree that, in consideration of the length of this Agreement and the benefits to the parties arising therefrom, the rates to be charged during the Term of this Agreement for the furnishing of capacity and energy shall be based on the following cost principles, which underlie Black Hills' capacity and energy rates to Gillette in this Agreement, and that neither party will propose capacity and energy rates based on conflicting cost principles:

              (i) Black Hills shall reflect the revenues received under the contract dated September 9, 1994 ("MDU Contract") with Montana-Dakota Utilities Co. as a revenue credit against the Black Hills cost of service as if being equivalent to the costs properly allocable to service under the contract. If the MDU Contract is renegotiated by the parties thereto, the revenues received by Black Hills from the new contract shall be deemed to be equivalent to the costs properly allocable to service from the new contract, providing that the revenues received therefor are not less than that which would have been received if the MDU Contract had not been renegotiated.

              (ii) Black Hills shall reflect the unamortized Wyodak Power Plant and Rushmore Power Plant acquisition adjustments as a rate base addition and shall continue to amortize such acquisition adjustments at a rate no greater than $154,000 per year in the Black Hills cost of service until completely amortized.

              (iii) Black Hills may maintain an energy charge at a level no lower than $0.0213 per kWh. If the energy charge is higher than the level of appropriately allocated energy costs, the overage will be reflected as a credit to Gillette under the demand charge.

              (iv) The Basic Service Charge will be set no lower than $5,400 per month.

              (v) The cost of coal to fuel Black Hills' interest in power plants to be included in the cost of service shall be determined by the Coal Agreement, attached as Exhibit B to this Agreement.

              (vi) The Contract Reformation Charge shall be set not lower than $16,000 and shall not be used to reduce Gillette's cost of service under this Agreement.

              (vii) The Conditional Contract Reformation Charge shall be set not lower than $16,000 unless the conditions in Section 8.2 are satisfied and shall not be used to reduce Gillette's cost of service under this Agreement

    In the event that regulatory jurisdiction over this Agreement and/or rates charged by Black Hills to Gillette is vested in any governmental body other than the FERC, this provision and the rights of Black Hills and Gillette as set forth herein shall be subject to applicable regulatory laws, regulations and rules of such governmental body.


     5.  OTHER SOURCES OF CAPACITY AND ENERGY.

    Except for Gillette's obligation to purchase the Base Load Capacity and the Base Load Energy from Black Hills pursuant to Sections 3.1 and 3.2, nothing herein prevents Gillette from self generating or contracting with others for capacity and energy . If Gillette enters into contracts from other sources, Gillette shall keep Black Hills currently informed of the arrangements.


     6.  POINT OF DELIVERY, INTERCONNECTION, FACILITIES, AND METERS.

     6.1 Point of Metering. Black Hills shall meter the electric capacity and energy to be sold by Black Hills to Gillette under this Agreement at 69,000 volts or higher to the point of metering which is the Neil Simpson No. 1 69 kV Substation and/or at any future points of metering upon which the parties may agree.

     6.2 Point of Interconnection and Delivery. The point of interconnection and delivery shall be where Black Hills facilities now interconnect to the facilities of Gillette, presently located near the corner of Warlow Drive and Gurley Avenue, City of Gillette, Wyoming, or at any future point of interconnection and delivery upon which the parties may agree.

     6.3 Calibrate Meters. Black Hills shall test and calibrate the meters and recording devices by comparison with accurate standards at intervals of not more than twelve (12) months, and Black Hills shall notify Gillette of its intention to make such tests so that agents of Gillette can have the opportunity of witnessing the tests. Black Hills shall also make special meter tests at any time at Gillette's request. The cost of tests on each meter shall be borne by the party furnishing that meter. Black Hills will calibrate the meters and recording devices as closely as practicable to the condition of one hundred percent (100%) accuracy (zero error), but, if any meter or recording device tested is found to be more than two percent (2%) in error, either fast or slow, proper correction shall be made of previous readings for the period of time the meter was in service since last tested or from the time that it can be ascertained the meter was in error, but in no case shall readings be adjusted for a period of more than six months immediately preceding the discovery of the error. If any meter or recording device shall fail to register for any period, Gillette and Black Hills shall agree as to the amount of electric capacity and energy furnished, and Black Hills shall render a bill therefor.

     6.4 Rights of Way. Gillette shall provide Black Hills without cost a suitable location and rights of way for necessary lines and equipment immediately adjacent to the point(s) of interconnection and delivery set forth in Section 6.2 for the purpose of fulfilling this Agreement. All equipment installed by and at the cost of Black Hills shall remain Black Hills' property and Black Hills shall have the right to inspect, repair or remove the same at its discretion and at its own cost.

     6.5 Facilities to be Provided by Gillette. Gillette shall install and maintain at its own expense all other facilities on Gillette's side of the point of interconnection and delivery with Black Hills' Transmission System which are necessary for the proper reception of electric capacity and energy and for its use beyond such point including all facilities for the transformation of capacity and energy from the voltage set forth in Section 6.1. Gillette shall provide or arrange for facilities and continuous staff in order to provide continuous information to and from Black Hills' system control to accommodate Gillette supplied resources. Gillette shall also provide facilities necessary for Gillette or Black Hills to cause load curtailment on those portions of the Gillette municipal electric system which are directly connected via Gillette's facilities, to Black Hills' point(s) of delivery set forth in Section 6.2 as required by Good Utility Practice. Such facilities shall meet approved standards of construction and be of such types as will not interfere with other service rendered by Black Hills.


     7.  NETWORK INTEGRATION TRANSMISSION SERVICE AGREEMENT.

    Black Hills shall provide transmission services for Gillette's Requirements under this Agreement consistent with the Network Integration Transmission Service Agreement. Gillette shall accept such service under the Transmission Tariff and be responsible for all charges and expense associated with the same, except that Gillette shall receive a credit against its bill calculated consistent with Exhibit A for the ancillary service charges as provided for in the Transmission Tariff excluding Energy Imbalances Services (Network Integration Transmission Service Agreement Section 4.4) related to Gillette's Requirements until there is a change in rates consistent with Section 4(c). Additionally, until there is a change in rates consistent with Section
4(c), Black Hills shall be responsible for the transmission losses under the Transmission Tariff for the Base Load Capacity and Base Load Energy.

     8.  CONTRACT REFORMATION.

     8.1 Contract Reformation Charge. Section 8.4 of the Second Restated Agreement obligated Gillette to make payment to Black Hills for reserved transmission capacity. In consideration of extinguishing that obligation to Black Hills, Gillette shall pay Black Hills monthly upon invoices the sum identified on Exhibit A related to the Contract Reformation Charge. This Contract Reformation Charge shall not be subject to change, modification, or amendment as a result of any regulatory proceeding as otherwise set forth in
Section 4 and shall remain an obligation of Gillette to Black Hills through June 30, 2012.

     8.2 Conditional Contract Reformation Charge. In the event that Black Hills does not have the right under its Transmission Tariff to realize the benefits of the revenues received under the contract dated March 12, 1975, with Rushmore Electric Power Cooperative, Inc., and Basin Electric Power Cooperative, as restated by the Agreement for Transmission Service and the Common Use of Transmission Systems, dated as of January 1, 1986, among Black Hills, Rushmore Electric Power Cooperative, Inc., Basin Electric Power Cooperative,
Tri-County Electric Association, Inc. (now known as Powder River Energy Corporation), Black Hills Electric Cooperative, Inc., and Butte Electric Cooperative, Inc. (collectively "Cooperatives") ("REC Contract"), as being equivalent to the costs properly allocable to the service under the REC Contract ("Revenue Credit Methodology"), which right was otherwise set forth in the Second Restated Agreement, Gillette shall make payment to Black Hills of a Conditional Contract Reformation Charge as set forth on Exhibit A. This Conditional Contract Reformation Charge shall not be subject to change, modification, or amendment as a result of any regulatory proceeding as otherwise set forth in Section 4 and shall remain an obligation of Gillette to Black Hills through June 30, 2012. In the event that this Conditional Contract
Reformation Charge is otherwise mitigated as a result of having the Cooperatives more fully pay the allocable charge as a result of application of the REC Contract provisions, regulatory proceedings or contract modifications associated with their use of the joint transmission system, Gillette's obligation for this Conditional Contract Reformation Charge shall be reduced to reflect any mitigation in this expense.

     9.  IMPOSSIBILITY OF PERFORMANCE.

    Black Hills shall not be liable for failure of delivery of electric capacity and energy, and Gillette shall not be liable for failure to take or receive electric capacity and energy, where either of such failures is due to an Act of God, governmental regulations, governmental interference, court or commission orders, acts of the public enemy, strikes or labor difficulties on the system of either party hereto or of others, accidents, fire, explosion, mob violence, droughts, floods, freeze-ups, weather conditions, failure of equipment or, without limitation of the foregoing, any other cause beyond the reasonable control of the party in default.


     10.  INDEMNIFICATION.

    Neither party to this Agreement shall be liable for any loss or damage to property or injury to or death of persons, whether suffered by the other party, its agents or employees, or by any third person, persons or corporation(s), resulting from the location, use or operation of electrical or other equipment located on its side of the point of delivery including the failure of any electrical equipment caused by defects or inadequate capacity or from electric capacity and energy present therein, and each party agrees to indemnify and save the other party harmless from all such loss, damages, injuries or death.


     11.  FILING WITH FERC.

    Black Hills shall cause this Agreement to be filed with FERC as required by the Federal Power Act and rules and regulations relating thereto. Gillette shall sign a letter of concurrence to be filed with FERC. Both parties agree to use best efforts to achieve the acceptance by FERC of this Agreement for filing. This Agreement shall not be in full force and effect nor shall any rights or obligations of either party arise herefrom until this Agreement has been permitted by FERC to become effective as a rate schedule without amendment under the rules and regulations relating hereto.


    12.  SUCCESSORS AND ASSIGNS.

    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party except
(i) to a successor in the operations of its properties by reason of a merger, consolidation, sale or foreclosure where substantially all such properties are acquired by such a successor or (ii) to a loaning agency, entity or institution for security purposes. Nothing herein shall prohibit Gillette from becoming a participant in a governmental joint powers board where governmental entities have joined together for mutual benefit, but in that event this Agreement and Gillette's benefits and obligations therein remain with Gillette only or a successor referred to in (i). The obligations of the parties under this Agreement shall survive and be binding on the parties during the entire
Term notwithstanding that Gillette sells or leases its municipal electric system or a part thereof or executes other contracts the effect of which causes entities other than Gillette (Gillette's Successors and Assigns) to sell capacity and energy to customers for consumption within the city limits of Gillette. Any of Gillette's Successors and Assigns shall be entitled to the benefits of this Agreement and shall be bound by the obligations herein. Any creation by Gillette of Gillette's Successors and Assigns shall not relieve Gillette from its obligations in this Agreement.


     13.  NOTICE.

    Notice required to be given hereunder shall be deemed to have been given if mailed, postage prepaid, to Black Hills Power and Light Company, Attention:
President, P. O. Box 1400, Rapid City, South Dakota 57709 on behalf of Black Hills; and City of Gillette, Attention: Jon Young and Wayne Lindgren at P. O. Box 3003, Gillette, Wyoming 82717, and Attention: Wayne Lindgren at 611 Exchange, Gillette, Wyoming 82716, on behalf of Gillette. Either party may from time to time change its mailing address for the purpose of receiving notice by notifying the other party in writing of such change.


     14.  COMPLETE AGREEMENT.

    At the time that this Agreement and the Network Integration Transmission Service Agreement have been accepted for filing and/or approved by FERC, this Agreement and the Network Integration Transmission Service Agreement cancel and supersede the Second Restated Electric Power and Energy Supply and Transmission Agreement dated February 28, 1995. This Agreement and the Network Integration Transmission Service Agreement constitute the complete and full agreements between the parties.

    This Agreement and the Network Integration Transmission Service Agreement are executed as of the day and year recited in the first paragraph hereof and each of the officers executing this Agreement and the Network Integration Transmission Service Agreement represent that this Agreement and the Network Integration Transmission Service Agreement have been approved and authorized by their respective governing bodies as required by law applicable thereto and that by such execution that authority to such officer has been legally authorized and delegated by the respective governing bodies of the parties.


    CITY OF GILLETTE



    By
      ATTEST:Its Mayor



Clerk

(OFFICIAL SEAL)
         BLACK HILLS POWER AND LIGHT
         COMPANY



     ATTEST:By
    Its President and Chief Operating
         Officer


Its Secretary

(OFFICIAL SEAL)
                            EXHIBIT A

                    ELECTRIC SERVICE AGREEMENT


APPLICABLE

   To the City of Gillette, Wyoming ("Gillette") for its service requirements, provided under Agreement with Black Hills Power and Light Company ("Black Hills"), for resale purposes and for its own uses. Capitalized terms used herein shall have the same meaning as defined in the Agreement to which this is attached as Exhibit A.


CHARACTER OF SERVICE

   Alternating current, 60 hertz, three phase, at the voltage of Black Hills' transmission line which is a part of Black Hills' existing interconnected transmission system.


MONTHLY BASIS OF BILLING

    (a)  January 1, 1998 through December 31, 1998:

    Basic Service Charge          $5,400 per month

    Billing Demand Charge         $11.49 per kilowatt of the Billing
                                  Demand

    Billing Energy Charge         2.13 cents per kilowatt hour of Billing
                                  Energy

         Contract Reformation Charge   $16,000 per month

         Conditional Contract
          Reformation Charge$16,000 per month

     (b)January 1, 1999 through December 31, 1999:

         Basic Service Charge     $5,400 per month

         Billing Demand Charge    $10.59 per kilowatt of the Billing
                                  Demand

         Billing Energy Charge    2.13 cents per kilowatt hour of Billing
                                  Energy

         Contract Reformation Charge   $16,000 per month

         Conditional Contract
          Reformation Charge$16,000 per month

    (c)  January 1, 2000 and thereafter:

          Basic Service Charge$5,400 per month

         Billing Demand Charge    $8.77 per kilowatt of the Billing
                                  Demand

         Billing Energy Charge    2.13 cents per kilowatt hour of Billing
                                  Energy

         Contract Reformation Charge   $16,000 per month

         Conditional Contract
          Reformation Charge$16,000 per month

         The Basic Service Charge is a given charge per month to compensate Black Hills for the costs associated with service which do not vary depending upon the level of demand and energy provided by Black Hills.

BILLING DEMAND

    The Billing Demand shall be 23,000 KW for the balance of the Term.

    Power Factor - The power factor of Gillette's load at the point of delivery shall not be less than 95% lagging or 95% leading at the time of the City's maximum demand during the month. If the power factor of the City's load at the point of delivery is found to be below 95% lagging or 95% leading at the time of the maximum demand, the City shall install power factor corrective equipment on its system so as to raise the power factor of its load at that point to at least 95% lagging or 95% leading.

    In the event the City fails to maintain a power factor of not less than 95% lagging and does not install corrective equipment to raise its power factor as stipulated above, the monthly billing demand will be increased by multiplying by 95% and dividing by the power factor expressed in per cent. This adjustment shall not apply for demonstrated power factors above 95% lagging.


BILLING ENERGY

    Billing Energy shall be measured in kilowatt hours as provided in Section
    3.2 of the Agreement.


BACKUP SUPPLY SERVICE

    Backup Supply Service occurs when Black Hills furnishes Gillette capacity beyond Black Hills' obligations under this Agreement, the Network Integration Transmission Service Agreement or any other agreements between Black Hills and Gillette.

    When Black Hills provides capacity to Gillette beyond Black Hills' obligation under this Agreement, the Network Integration Transmission Service Agreement or any other agreements between Black Hills and Gillette, Gillette shall pay to Black Hills 3 times the monthly Billing Demand Charge for the capacity for such Backup Supply Service and the Billing Energy Charge identified in this Exhibit A.


INCOME TAX ADJUSTMENT

    At any time prior to January 1, 2002 that Black Hills incurs the burden of any state income tax or the federal corporate income tax rates applicable to Black Hills are changed from the current rate of 35 percent, the Energy Charge shall be adjusted to reflect the increase or the decrease in the tax costs as properly allocated to Gillette under the same allocation factors as used to determine the Energy Charge; provided, no bills or rates will be increased by this tax adjustment without filing with the Federal Energy Regulation Commission under laws, rules and regulations relating thereto.
    In consideration of the moratorium at Section 4(c) and this Agreement, Gillette agrees that such adjustments shall be made and shall not object to or oppose such adjustments. Any income tax changes effective after December 31, 2001 shall be taken into account in determining just and reasonable rates under Section 4(b).


GOVERNMENT IMPOSITION ADJUSTMENT

    At any time prior to January 1, 2002, that Black Hills incurs the burden of any new federal, state, or local governmental impositions and governmental charges of general applicability to electric utilities, including but not limited their generating fuel source and purchase power obligations, including but not limited to charges imposed upon energy and emissions, environmental externalities, and reclamation requirements imposed after January 1, 1998, which project to cause Black Hills at least a 5 percent increase in costs of service, the Energy Charge shall be adjusted to reflect the increase associated with such charges; provided, no bills or rates will be increased by this governmental imposition and charge adjustment without filing with the Federal Energy Regulatory Commission under laws, rules, and regulations related thereto. In consideration of the moratorium at Section 4(c) of this Agreement, Gillette agrees that any such adjustment shall be made and shall not object to or oppose such adjustments. Any governmental imposition to be effective after December 31, 2001, shall be taken into account in determining just and reasonable rates under Section 4(b).


RIGHTS FOR CHANGE IN RATES

    The rights and limitations for changes in rates are set forth in Section 4 of the Agreement.


PAYMENT

    Bills will be rendered monthly, due upon presentation, and paid by wire transfer (or similar method providing Black Hills readily available dollars on the date paid) within fifteen (15) days after the bill is received by Gillette.